Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260266
PROSPECTUS SUPPLEMENT NO. 4
(to prospectus dated October 25, 2021)
PROSPECTUS FOR
55,665,294 SHARES OF CLASS A COMMON STOCK
8,281,469 CLASS A WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
8,281,469 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO PURCHASE CLASS A COMMON STOCK
2,051,864 SHARES OF CLASS A COMMON STOCK UNDERLYING THE SHARES OF CLASS B COMMON STOCK UNDERLYING THE WARRANTS TO PURCHASE CLASS B COMMON STOCK
AND
76,732,173 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK
OF
NERDY INC.
This prospectus supplement updates, amends and supplements the prospectus dated October 25, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260266). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our common stock and warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “NRDY” and “NRDY-WT,” respectively. On April 4, 2022, the closing prices of our common stock and warrants were $5.11 and $1.21, respectively.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 18 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 5, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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NERDY INC.
(Name of Registrant as Specified In Its Charter)
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NERDY INC.
101 S. Hanley Rd., Suite 300
St. Louis, Missouri 63105
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To be held May 4, 2022
Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Nerdy Inc., will be a virtual-only meeting to be held on May 4, 2022, at 2:00 P.M. Eastern Time. The purpose of the Annual Meeting is the following:
1.To elect two Class I directors, Charles Cohn and Greg Mrva, to our board of directors, to serve until the 2025 annual meeting of stockholders;
2.To approve the First Amendment to the Nerdy Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”) to increase the maximum number of shares of our common stock that will be made available for issuance thereunder in 2022 and to include an annual evergreen provision in the Equity Incentive Plan starting in 2023 through the duration of the Equity Incentive Plan;
3.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
4.To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The proposal for the election of the directors relates solely to the election of the Class I directors nominated by the board of directors.
Only Nerdy Inc. stockholders of record at the close of business on March 25, 2022, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
We have mailed this proxy statement, the accompanying notice of annual meeting of stockholders and the 2021 annual report to each of our stockholders. Any stockholders sharing an address who receive multiple printed copies of our proxy materials and who wish to receive a single printed copy of our proxy materials may also submit requests for delivery of a single paper copy of this proxy statement or the accompanying notice of annual meeting of stockholders or the 2021 annual report, but, in such event, will still receive separate forms of proxy for each account. To request separate or single delivery of these materials now or in the future, a stockholder may submit a written request to our Corporate Secretary (Christopher Swenson) at our principal executive offices at 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105.
Your vote is important. Whether or not you are able to attend the meeting, it is important that your shares be represented. To ensure that your vote is recorded, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.
We are a remote-first company, which means that working remotely is the primary option for our employees. Much like online learning affords Learners the ability to find the best Expert for their needs irrespective of location, we believe a remote-first orientation enables us to access a significantly larger talent pool from which to hire, which can serve as a long-term competitive advantage. For this reason, our Annual Meeting will be held in a virtual-only format. The Annual Meeting can be accessed at the following link: www.virtualshareholdermeeting.com/NRDY2022. To log in to the Annual Meeting, you have two options: join as a “Guest” or join as a “Stockholder.” If you were a stockholder as of the close of business on March 25, 2022, you are eligible to join the Annual Meeting as a “Stockholder” and have the option to vote your shares or ask questions at the meeting.
i

To join the Annual Meeting as a “Stockholder,” you will be required to enter your 16-digit control number. If you are a registered stockholder as of the close of business on March 25, 2022, the control number can be found on your proxy card or notice, or in the email you previously received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to obtain a control number. To register, you must submit proof of your proxy power (legal proxy) reflecting your Nerdy Inc. holdings along with your name and email address to Continental Stock Transfer & Trust Company, our transfer agent. Requests for registration must be received no later than 5:00 p.m. Eastern Time on Friday, April 29, 2022. If you do not have your control number, you may attend as a “Guest” but will not have the option to vote your shares or ask questions at the Annual Meeting.

By order of the board of directors,
St. Louis, Missouri
Date: April 5, 2022	/s/ Charles Cohn
Charles Cohn
Founder, Chairman, & Chief Executive Officer
ii

NERDY INC.
101 S. Hanley Rd., Suite 300
St. Louis, Missouri 63105
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 4, 2022
This proxy statement contains information about the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Nerdy Inc., which will be a virtual-only meeting held on May 4, 2022, at 2:00 P.M. Eastern Time. The board of directors of Nerdy Inc. (the “Board of Directors” or the “Board”) is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “Nerdy,” “the Company,” “we,” “us,” and “our” refer to Nerdy Inc. The mailing address of our principal executive office is Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105.
All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board of Directors with respect to each of the matters set forth in the accompanying Notice of the 2022 Annual Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our Corporate Secretary written notice to that effect.
A copy of our proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form, and the 2021 Annual Report to Stockholders was first mailed to our stockholders of record as of March 25, 2022, on or about April 5, 2022.
We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and therefore permitted to conform with certain reduced public company reporting requirements. As an emerging growth company and a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory, non-binding basis, of the compensation of our named executive officers (the “NEOs”) or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our predecessor’s initial public offering in October 2020; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 4, 2022:
This proxy statement and our 2021 Annual Report to Stockholders, or 2021 Annual Report, are available for viewing, printing, and downloading at www.proxyvote.com.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 28, 2022, except for exhibits, will be furnished without charge to any stockholder upon written request to Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, are also available on the SEC’s website at www.sec.gov.

NERDY INC.
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
Nerdy Inc. has provided you these materials to solicit your proxy in connection with the Annual Meeting and any and all adjournments thereof. You are encouraged to vote on the proposals presented in these proxy materials. You are invited to attend the Annual Meeting, but you do not need to attend to vote. The Company first mailed these materials on April 5, 2022.
Can I get electronic access to the proxy materials?
Yes, this proxy statement, our Notice of 2022 Annual Meeting of Stockholders, and our 2021 Annual Report are available on our website at www.nerdy.com. No other information contained on either website is incorporated by reference in or considered to be a part of this proxy statement.
Who is soliciting my vote?
Our Board of Directors is soliciting your vote for the Annual Meeting.
When is the record date for the Annual Meeting?
The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on March 25, 2022.
How many votes can be cast by all stockholders?
There were 158,095,493 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”) outstanding as of the close of business on February 14, 2022, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our Common Stock held by such stockholder.
How do I vote?
If you are a stockholder of record, you can vote in one of the following ways:
•Via the Annual Meeting website. You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/NRDY2022. Please have your 16-digit control number to join the Annual Meeting.
•By Internet. You can vote by proxy over the Internet by visiting www.proxyvote.com. In order to be counted, proxies submitted by Internet must be received by the cutoff time of 11:59 p.m. Eastern Time on Tuesday, May 3, 2022. You should have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
•By Mail. You can vote by mailing your proxy as described in the proxy materials. Proxies submitted by mail must be received before the start of the Annual Meeting. Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903. You will need the 16-digit control number included on your proxy card. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on Tuesday, May 3, 2022.
If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this proxy statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
How do I revoke my proxy?
You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on Tuesday, May 3, 2022, (2) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or sent to our principal executive offices at Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105, Attention: Corporate Secretary.
If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.
How is a quorum reached?
Our Amended and Restated Bylaws, or bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How is the vote counted?
Under our bylaws, any proposal other than an election of directors is decided by a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote for and against such proposal, except where a larger vote is required by law or by our Restated Certificate of Incorporation, or certificate of incorporation, or bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items but will not be allowed to vote your shares with respect to “non-discretionary” items. Each of Proposal No. 1 and Proposal No. 2 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and those votes will be counted as broker “non-votes.” Proposal No. 3 is considered to be a “discretionary” item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes cast and entitled to vote on the proposal, meaning that the director nominees receiving the most votes will be elected. Shares voting “withheld” have no effect on the election of directors. There are no cumulative voting rights.
Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of mailing, preparing, and distributing our proxy materials, notice, and 2021 Annual Report, as well as the cost of soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions to assist us in the distribution of proxy materials. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

How may stockholders submit matters for consideration at an annual meeting?
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting
Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice. The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting were held in the preceding year, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
The advance notice requirements under our bylaws for the 2022 Annual Meeting of Stockholders are as follows: a stockholder’s notice shall be timely delivered to our Secretary at the address set forth above not earlier than the close of business on January 4, 2022 and not later than the close of business on February 3, 2022.
Requirements for Stockholder Proposals to be Considered for Inclusion
In addition to the requirements stated above, any stockholder who wishes to submit a proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2023 must also satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 6, 2022. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.
How can I know the voting results?
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

OVERVIEW OF PROPOSALS
This proxy statement contains three proposals requiring stockholder action:
•Proposal No. 1 requests the election of two Class I directors to the Board of Directors.
•Proposal No. 2 requests the approval of the First Amendment to the Nerdy Inc. 2021 Equity Incentive Plan to increase the number of shares in the reserve and implement an evergreen provision.
•Proposal No. 3 requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1 — ELECTION OF CLASS I DIRECTORS
Our Board of Directors currently consists of seven members. In accordance with the terms of our certificate of incorporation and bylaws, our Board of Directors is divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•the Class I directors are Charles Cohn and Greg Mrva, and their terms will expire at the Annual Meeting;
•the Class II directors are Rob Hutter and Christopher (Woody) Marshall, and their terms will expire at the annual meeting of stockholders to be held in 2023; and
•the Class III directors are Catherine Beaudoin, Erik Blachford, and Kathleen Philips, and their terms will expire at the annual meeting of stockholders to be held in 2024.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board of Directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office or by a sole remaining director.
Our Board of Directors has nominated Charles Cohn and Greg Mrva for election as the Class I directors at the Annual Meeting. These nominees are presently directors and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our Board of Directors.
Nominees for Election as Class I Director (Term Expires at 2025 Annual Meeting)
The following table identifies our director nominees and sets forth their principal occupation and business experience during the last five years and their age as of April 5, 2022.

Name	Positions and Offices Held with Nerdy	Director or Manager Since	Age
Charles Cohn	Founder, Chairman, Chief Executive Officer and Class I Director	2007	36
Greg Mrva	Class I Director	2021	52
Charles Cohn is the Founder, Chairman & Chief Executive Officer of Nerdy. Mr. Cohn founded the Company in 2007. Mr. Cohn previously worked in energy & power investment banking at Wells Fargo Securities and venture capital at Ascension Ventures. He serves on the national council board of the entrepreneurship program at Washington University in St. Louis and on the Leadership Council of the Danforth Plant Science Center. Mr. Cohn has a BSBA in Finance & Entrepreneurship from Washington University in St. Louis. We believe that Mr. Cohn should serve as a member of our Board of Directors due to the perspective and industry experience he brings as our Founder, Chairman, & Chief Executive Officer, and as our largest stockholder.
Greg Mrva, was President of TPG Pace Tech Opportunities Corp (“TPG Pace”) from August 2020 through its business combination with Nerdy in September 2021, and has served on Nerdy’s Board of Directors since September 2021. Mr. Mrva has 25 years of experience leading finance and operations teams for technology businesses and leading investment banking teams advising global technology companies. Mr. Mrva was most recently the Chief Financial Officer of StubHub, where from 2018 to 2020, he sat on both the StubHub and eBay finance leadership teams. He was responsible for StubHub’s financial planning, analysis, and forecasting, controllership, financial operations, and strategic planning. Mr. Mrva also led the North American business for StubHub and completed the successful sale of StubHub to Viagogo in February 2020 for $4 billion. Prior to StubHub, Mr. Mrva was managing director at Morgan Stanley from 2013 to 2018 where he led the firm’s Global Internet Banking practice. Mr. Mrva advised multiple companies on capital markets and strategic acquisition transactions including the public offerings of Alibaba, Snap, LendingClub, GoDaddy, and Yext and capital markets financings for Amazon, eBay, Google, Facebook, PayPal, MercadoLibre, and Zynga. Mr. Mrva holds a B.A. from the University of Virginia, and a J.D. from Harvard University. We believe that Mr. Mrva should serve as a member of our Board of Directors based upon his managerial experience in the technology industry as a former executive officer, as well as his experience in executing strategic transactions, including mergers and acquisitions.

Vote Required and Board of Directors’ Recommendation
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes cast and entitled to vote on the proposal, meaning that the director nominees receiving the most votes will be elected. Shares voting “withheld” have no effect on the election of directors. There are no cumulative voting rights.
The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our Board of Directors may designate.
The proposal for the election of directors relates solely to the election of Class I directors nominated by our Board of Directors.
The Board of Directors recommends voting “FOR” the election of Charles Cohn and Greg Mrva, as the Class I directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2025.
Directors Continuing in Office
The following table identifies our directors and sets forth their principal occupation and business experience during the last five years and their ages as of April 5, 2022.

Name	Positions and Offices Held with Nerdy	Director or Manager Since	Class and Year in Which Term Will Expire	Age
Rob Hutter	Director	2017	Class II – 2023	50
Christopher (Woody) Marshall	Director	2015	Class II – 2023	53
Catherine Beaudoin	Director	2020	Class III – 2024	58
Erik Blachford	Director	2015	Class III – 2024	55
Kathleen Philips	Director	2021	Class III – 2024	55
Class II Directors (Term Expires at 2023 Annual Meeting)
Rob Hutter has served on Nerdy’s Board of Directors since September 2021 and Nerdy LLC’s board of managers since November 2017. Mr. Hutter is a founder and Managing Partner at Learn Capital where he oversees the investing practice of the firm. He currently serves on the board or as board observer for a number of Learn Capital companies, including Andela, Brilliant, Higher Ground Education, Merlyn Mind, Photomath, Prenda, and SoloLearn. Mr. Hutter is a graduate of Harvard University. We believe Mr. Hutter is qualified to serve on our Board of Directors based on his industry experience and his background with strategic investments, including mergers and acquisitions.
Christopher (Woody) Marshall has served on Nerdy’s Board of Directors since September 2021 and Nerdy LLC’s board of managers since June 2015. In addition to his role on our board of managers, Mr. Marshall currently serves on the boards of directors of Spotify (where he serves as the lead independent director), Payoneer, and a number of private companies. Since 2008, he also has served as a general partner of Technology Crossover Ventures (“TCV”), a venture capital firm. Prior to that, Mr. Marshall spent 12 years at Trident Capital, a venture capital firm. Mr. Marshall holds a Bachelor of Arts in Economics from Hamilton College and a Master of Business Administration from the Kellogg School of Management at Northwestern University. We believe Mr. Marshall is qualified to serve on our Board of Directors based on his managerial experience with both private and public companies and his background in the technology industry.
Class III Directors (Term Expires at 2024 Annual Meeting)
Catherine Beaudoin has served on Nerdy’s Board of Directors since September 2021 and Nerdy LLC’s board of managers since November 2020. Ms. Beaudoin previously served as President of Amazon Fashion for eight years. During this time, she brought hundreds of reputable brands to Amazon, led Amazon’s 2012 sponsorship of the Met Ball, the opening of Amazon’s 40,000-square-foot photo studio in Williamsburg, New York, and a multi-year partnership with The Council of Fashion Designers of America (CFDA) to sponsor New York Fashion Week: Men’s. Prior to Amazon, she served as General Manager of Gap’s Piperlime, the e-commerce shoe platform she founded in 2005. While at Gap, she held a number of senior marketing positions across the company’s Old Navy and Banana Republic brands. Ms. Beaudoin began her career at Ogilvy One Worldwide. Ms. Beaudoin has also been a director of Torchy’s Tacos since April 2021, Crate and Barrel since July 2020, Forma Brands since October 2019, and Grove Collaborative since October 2018. Ms. Beaudoin holds a B.A. from Trinity College. We believe Ms. Beaudoin is qualified to serve on our Board of Directors based on her extensive marketing background, her public company management experience, and her background in the technology industry.

Erik Blachford has served on Nerdy’s Board of Directors since September 2021 and Nerdy LLC’s board of managers since 2015. He currently operates Blachford Capital LLC, an early stage venture capital firm. He has worked as an independent venture capital investor and advisor since January 2011. He focuses on consumer tech companies and has invested in companies such as Peloton, Zillow, Glassdoor, Grove Collaborative, and Hotel Tonight. Mr. Blachford was a member of the founding team at Expedia, and served as the company’s second Chief Executive Officer, then as the Chief Executive Officer of IAC/InterActiveCorp’s travel division, IAC Travel, until 2005. Mr. Blachford has also previously consulted as a Venture Partner at TCV. Mr. Blachford currently serves on the board of directors of Zillow Group, Inc. and several private companies. He holds a B.A. in English and theater from Princeton University, an M.B.A. from Columbia Business School, and an M.F.A. in Creative Writing from San Francisco State University. We believe Mr. Blachford is qualified to serve on our Board of Directors based on his strategic and operational experience as a former executive officer and his extensive experience working with the management teams of, and investing in, a number of privately and publicly held companies.
Kathleen Philips has served on Nerdy’s Board of Directors since September 2021 and previously served as a member of TPG Pace’s board of directors since October 2020 through its business combination with Nerdy in September 2021. Ms. Philips served as a member of the board of directors of TPG Pace Solutions from April 2020 through its business combination with Vacasa in July 2021. Ms. Philips has served as a member of the board of directors of Pace-II from June 2017 through its business combination with Accel in November 2018, and is currently a member of the board of directors of Accel. Ms. Philips served as an advisor at Zillow Group, Inc., from January 2019 until August 2020. Prior to that, Ms. Philips held many leadership positions at Zillow Group, Inc., including chief legal officer from September 2014 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Ms. Philips also serves as a member of the board of directors of TPG Pace Beneficial Finance Corp. since October 2020 and is a director nominee of TPG Pace Tech Opportunities II Corp. Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from The University of Chicago. We believe Ms. Philips is qualified to serve on our Board of Directors based on her extensive public company management experience and her background in the technology industry.
Related Parties
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary, or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

PROPOSAL NO. 2 — APPROVAL OF THE FIRST AMENDMENT TO THE NERDY INC. 2021 EQUITY INCENTIVE PLAN
General
On April 4, 2022, our Board of Directors approved the First Amendment to the Nerdy Inc. 2021 Equity Incentive Plan, subject to stockholder approval (the “Equity Incentive Plan” and such amendment the “Equity Incentive Plan Amendment” and collectively, the “Amended Equity Incentive Plan”). We are seeking stockholder approval of an amendment to the Equity Incentive Plan that (i) increases the maximum number of shares that will be made available for sale thereunder by 12,500,000 shares and (ii) adds an annual evergreen provision of 5% in the Equity Incentive Plan.
Prior to this Equity Incentive Plan Amendment, the Equity Incentive Plan had a maximum number of shares available for sale of 27,774,924 shares of Class A Common Stock. As of February 14, 2022, 6,217,825 shares of Class A Common Stock remained available for future issuance under the Equity Incentive Plan. We estimate that, with an increase of 12,500,000 shares, we will have a sufficient number of shares of Class A Common Stock to cover issuances under the Amended Equity Incentive Plan through the end of 2022 and the evergreen provision of 5% will provide a sufficient number of shares on an annual basis thereafter. Consequently, our Board has, subject to stockholder approval, increased the aggregate number of shares that may be sold under the Equity Incentive Plan by 12,500,000 shares of Class A Common Stock and approved the annual evergreen provision of 5% in the Equity Incentive Plan.
As of February 14, 2022, there were 3,297,100 stock options which remained unexercised under the Company’s equity incentive plans, with a weighted-average exercise price of $11.20 and a weighted-average remaining term of 9.60 years. In addition, as of February 14, 2022, there were 8,964,201 unvested full value awards with time-based vesting and 9,258,298 unvested full value awards with performance-based vesting outstanding under the Equity Incentive Plan.
The following summary of certain major features of the Amended Equity Incentive Plan is subject to the specific provisions contained in the full text of the Equity Incentive Plan Amendment set forth in Appendix A to this proxy statement and the full text of the Equity Incentive Plan included as Exhibit 10.4 to our Current Report on Form 8-K, which was filed on September 24, 2021.
Our Board believes it is in the best interest of the Company and our stockholders that the Equity Incentive Plan Amendment be approved. Stockholders are requested in this proposal to approve the Equity Incentive Plan Amendment.
The Equity Incentive Plan Amendment will allow us to continue to provide our employees with the opportunity to acquire an ownership interest in Nerdy through the Equity Incentive Plan, encouraging them to remain in our employ and more closely aligning their interests with those of our stockholders. Nerdy does not currently offer a cash bonus program to its full-time employee base. As a result, we believe that offering ownership interests in Nerdy through the Equity Incentive Plan is a key factor in retaining existing employees, recruiting, and retaining new employees and aligning and increasing the interest of all employees in our success.
Summary of the Amended Equity Incentive Plan
The Amended Equity Incentive Plan allows us to make equity and equity-based incentive awards to certain officers, employees, directors, and consultants. The purpose of the Amended Equity Incentive Plan is to provide a means through which we may attract, retain, and motivate qualified persons such as employees, directors, and consultants, thereby enhancing our growth prospects and long-term profitability. In addition, the Amended Equity Incentive Plan is intended to provide a means through which persons upon whom the responsibilities of the successful administration and management of Nerdy and its affiliates rest, and whose present and potential contributions to Nerdy and its affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to our performance, thereby strengthening their concern for Nerdy and its affiliates.
The Amended Equity Incentive Plan will reserve an aggregate of (i) 40,274,924 shares of Class A Common Stock for the issuance of awards under the Equity Incentive Plan, plus (ii) an additional number shares of Class A Common Stock issuable in respect of stock appreciation rights that were outstanding as of September 20, 2021 and that were granted as unit appreciation rights under the 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan that are forfeited or canceled without payment, such number of shares of Class A Common Stock determined as of the date of such forfeiture or cancellation, plus (iii) an additional number of shares of Class A Common Stock equal to the number of common units that are forfeited or cancelled prior to vesting (collectively, the “Share Limit”). The Share Limit shall be cumulatively increased on January 1, 2023, and on each January 1 thereafter, by 5% of the number of shares of Class A Common Stock issued and outstanding on a pro forma basis on the immediately preceding December 31 including: (1) all shares of Class A Common Stock underlying any then-outstanding stock options, stock appreciation rights, restricted stock units, and unvested restricted stock awards and (2) the exchange of all shares of the Company’s Class B Common Stock (including the shares of Class B common stock underlying any stock awards in clause (1)) or such lesser number of shares as determined by our Board.

The Share Limit is subject to adjustment in the event of a subdivision, consolidation, reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split, or other similar change in Nerdy’s capitalization. The maximum aggregate number of shares of Class A Common Stock that may be issued upon exercise of incentive stock options under the Amended Equity Incentive Plan shall not exceed the Share Limit. Based upon the closing price of $4.61 per share of Class A Common Stock on February 14, 2022, the maximum aggregate market value of the remaining Class A Common Stock that could potentially be issued under the Amended Equity Incentive Plan, including the 12,500,000 additional shares, is $86,289,173.
The Amended Equity Incentive Plan will be administered by the compensation committee, the Board of Directors, or such other committee of two or more members of the Board of Directors pursuant to the terms of the Amended Equity Incentive Plan (the “Committee”). The Committee, which initially will be the compensation committee, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended Equity Incentive Plan. The Committee need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The Committee may take different actions with respect to the vested and unvested portions of an award. The Committee may delegate to a subcommittee of directors or one or more officers the Committee’s powers and duties under the Amended Equity Incentive Plan, including the authority to grant awards, so long as such delegation does not violate applicable law or result in the loss of an exemption under Rule 16b-3(d)(1) for awards granted to participants subject to Section 16 of the Exchange Act, subject to certain limitations and guidelines under the Amended Equity Incentive Plan or established by the Committee. Persons eligible to participate in the Amended Equity Incentive Plan will be officers, employees, non-employee directors, and consultants as selected from time to time by the Committee in its discretion, subject to the terms of the Amended Equity Incentive Plan and applicable law. As of February 14, 2022, approximately 1,030 individuals were eligible to participate in the Equity Incentive Plan, which includes 5 executive officers, approximately 1,020 employees who are not executive officers, and 6 non-employee directors.
The Amended Equity Incentive Plan permits the granting of options to purchase Class A Common Stock that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and nonstatutory options that do not so qualify. Options granted under the Amended Equity Incentive Plan will be non-qualified options to the extent such fail to qualify as incentive stock options or exceed the annual limit on incentive stock options under Section 422 of the Code. Incentive stock options may only be granted to employees of Nerdy and certain of its affiliates that are corporations. Nonstatutory options may be granted to any persons generally eligible to receive awards under the Amended Equity Incentive Plan. The option exercise price of each option will be determined by the Committee but may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of the fair market value of the Class A Common Stock on the date of grant. The term of each option will be fixed by the Committee and may not exceed ten years from the date of grant, or, in the case of an incentive stock option granted to a ten percent stockholder, five years from the date of grant. The Committee will determine at what time or times each option may be exercised, including in connection with a termination of employment or other service relationship, upon the occurrence of certain events or the achievement of applicable performance goals. Upon exercise of options, the Committee will determine the methods by which the applicable exercise price may be paid, including cash, Class A Common Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the option), other awards, other property, or any other legal consideration the Committee deems appropriate.
The Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Class A Common Stock, cash, or other consideration, equal to the value of the appreciation of Class A Common Stock on the grant date over the exercise price. The exercise price may not be less than 100% of the fair market value of Class A Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the Committee and may not exceed ten years from the date of grant. The Committee will determine at what time or times each stock appreciation right may be exercised.
The Committee may award restricted shares of Class A Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. During the restricted period applicable to restricted shares of Class A Common Stock granted under the Amended Equity Incentive Plan, the holder will have rights as a stockholder, including the right to vote the shares of Class A Common Stock. Unless otherwise determined by the Committee, dividends, or distributions on the restricted shares of Class A Common Stock during the restricted period shall be held by us and be subject to the same “vesting” terms as applicable to the restricted shares of Class A Common Stock. Restricted stock units are notional shares that entitle the participant to receive at the end of a specified period (which may or may not be coterminous to the vesting period applicable to the award) shares of Class A Common Stock or cash equal to the then fair market value of shares of Class A Common Stock, or any combination of such shares and cash, as determined by the

Committee. The Committee may also grant shares of Class A Common Stock that are free from any restrictions under the Amended Equity Incentive Plan. Unrestricted stock may be granted to participants as a bonus, as additional compensation, or in lieu of cash compensation any such participant is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.
The Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Class A Common Stock. With respect to dividend equivalents awarded in connection with another award, absent a contrary provision in the applicable award agreement, such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the award with respect to which the dividends accrue and shall not be paid unless and until such award has vested and been earned.
The Committee may grant other stock-based awards that consist of a right denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Class A Common Stock. At the discretion of the Committee, other stock-based awards may be subject to such vesting and other terms as the Committee may establish, including performance goals.
The Committee is also authorized to grant cash awards under the Amended Equity Incentive Plan. Cash awards on a free-standing basis or as an element of, or a supplement, or in lieu of any other award under the Equity Incentive Plan in such amounts and subject to any other terms and conditions as the Committee deems appropriate.
Individuals who become eligible to participate in the Amended Equity Incentive Plan following a merger, consolidation, or other acquisition by us may be entitled to receive substitute awards in exchange for similar awards that the individual may have held prior to the applicable merger, consolidation or other acquisition.
The Amended Equity Incentive Plan provides that upon the effectiveness of a “Change in Control” (as defined in the Amended Equity Incentive Plan) or other changes in the shares of Class A Common Stock by reason of a recapitalization, merger, combination, or certain other events, an acquirer or successor entity may assume, continue, or substitute outstanding awards under the Amended Equity Incentive Plan. To the extent that awards granted under the Amended Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the Change in Control or such other event, the Committee may (i) accelerate the time of exercisability or vesting of any awards; (ii) redeem in whole or in part outstanding awards in exchange for a payment to each holder an amount of cash or other consideration equal to the fair market value or price per share offered in such Change in Control or other event, less the applicable exercise with respect to options and less the grant price with respect to stock appreciation rights; (iii) cancel awards that are unvested or remain subject to a restricted period; or (iv) make such other adjustments to outstanding awards that the Committee deems appropriate to reflect such Change in Control or other event.
Participants in the Amended Equity Incentive Plan are responsible for the payment of any federal, state, or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or payment, vesting, or settlement of other awards. In certain circumstances specified in the Amended Equity Incentive Plan and subject to approval by the Committee, participants may elect to have the tax withholding obligations satisfied by authorizing us to withhold shares of Class A Common Stock to be issued pursuant to the exercise or vesting of such award.
The Committee may alter or amend the Amended Equity Incentive Plan or any part thereof from time to time; provided that no change in the Amended Equity Incentive Plan may be made that would materially and adversely affect the rights of any participant under any award previously granted without the consent of such participant, and provided, further, that the Committee may not, without the approval of our stockholders, amend the Amended Equity Incentive Plan to increase the aggregate maximum number of shares of Class A Common Stock that may be issued under the Amended Equity Incentive Plan, materially modify the requirements for participation in the Amended Equity Incentive Plan or take any other action that otherwise must be approved by stockholders in order to comply with the any federal or state law or regulation or the rules of any stock exchange on which the shares of Class A Common Stock may then be listed or quoted. No awards may be granted under the Amended Equity Incentive Plan after the date that is ten years from the effective date of the Equity Incentive Plan.
Form S-8
Following the approval of the Equity Incentive Plan Amendment, we intend to file with the SEC a registration statement on Form S-8 covering the additional shares of Class A Common Stock issuable under the Amended Equity Incentive Plan.
Certain United States Federal Income Tax Aspects
The following is a summary of the principal federal income tax consequences of certain transactions under the Amended Equity Incentive Plan. The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to participants arising from participation in the Amended Equity Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the

Amended Equity Incentive Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Class A Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option under Section 422 of the Code. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of Class A Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Class A Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Class A Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Class A Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Nonstatutory Options. No income is generally realized by the optionee at the time a nonstatutory option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Class A Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Class A Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonstatutory option is paid by tendering shares of Class A Common Stock. Upon exercise, the optionee will also be subject to Social Security and Medicare taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the Amended Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests, or becomes non-forfeitable, unless the award provides for deferred settlement. A recipient of a restricted stock award will generally be subject to the foregoing treatment where such participant does not make a valid election under Section 83(b) of the Code. In cases where a participant makes a valid election under Section 83(b) of the Code, such participant will recognize ordinary compensation income in an amount equal to the fair market value of the restricted shares of Class A Common Stock at the time the shares are granted. If a Section 83(b) election is made and the shares of Class A Common Stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of Class A Common Stock.
A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the shares of Class A Common Stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares of Class A Common Stock will commence on the later of the date the shares of Class A Common Stock are received or the restrictions lapse. Subject to the application of Section 162(m) of the Code, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.
Reasonable Compensation. In order for the amounts described above to be deductible by us (or, if applicable, one of our affiliates), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Compensation of Covered Employees. The ability of the Company (or, if applicable, the ability of one of its affiliates) to obtain a deduction for amounts paid under the Amended Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in ownership or effective control within the meaning of Section 280G of the Code (such as a Change in Control) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
Because the grant of awards under the Amended Equity Incentive Plan is within the discretion of the Committee, the Company cannot determine the dollar value or number of shares of Class A Common Stock that will in the future be received by or allocated to any participant in the Amended Equity Incentive Plan.
Plan Benefits under the Equity Incentive Plan
The following table sets forth, for each of the individuals and various groups indicated, the total number of shares subject to awards that have been granted under the Equity Incentive Plan as of February 14, 2022.

Name and Position	Number of Shares
Charles Cohn, CEO	9,258,298
Ian Clarkson, NEO	3,441,680
Heidi Robinson, NEO	658,979
All current executive officers, as a group	14,347,425
All current directors who are not executive officers, as a group	241,100

Each nominee for election as a director:
Greg Mrva	—
Each associate of any executive officers, current directors or director nominees	—
All current employees who are not executive officers, as a group	6,968,574
Vote Required and Board of Directors’ Recommendation
The approval of Proposal No. 2 requires that a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.
The Board of Directors recommends voting “FOR” Proposal No. 2 to approve the Equity Incentive Plan Amendment.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Nerdy’s stockholders are being asked to ratify the appointment by the audit committee of the Board of Directors of PricewaterhouseCoopers LLP (“PwC”) as Nerdy’s independent registered public accounting firm for the year ending December 31, 2022. PwC has served as the independent registered public accounting firm for Live Learning Technologies LLC prior to the Reverse Recapitalization (as defined below) and has served as its independent auditor since 2016. PwC has served as the independent registered public accounting firm for Nerdy Inc. since September 20, 2021. See the below section titled “Change of the Company’s Independent Registered Public Accounting Firm” for additional information related to PwC’s appointment as the independent registered public accounting firm for Nerdy Inc. on September 20, 2021.
The audit committee is solely responsible for selecting Nerdy’s independent registered public accounting firm for the year ending December 31, 2022. Stockholder approval is not required to appoint PwC as Nerdy’s independent registered public accounting firm. However, the Board of Directors believes that submitting the appointment of PwC to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain PwC. If the selection of PwC is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Nerdy and its stockholders.
A representative of PwC is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
Change of the Company’s Independent Registered Public Accounting Firm
As previously disclosed in a Current Report on Form 8-K filed by the Company on September 24, 2021, following the consummation of the business combination with TPG Pace on September 20, 2021 (the “Reverse Recapitalization”), the audit committee of the Company approved the engagement of PwC as the Company’s independent registered public accounting firm. PwC served as the independent registered public accounting firm of Live Learning Technologies LLC prior to the Reverse Recapitalization. Accordingly, KPMG LLP (“KPMG”), TPG Pace’s independent registered public accounting firm prior to the Reverse Recapitalization, was informed that it was replaced by PwC as the Company’s independent registered public accounting firm.
KPMG’s report on TPG Pace’s financial statements as of December 31, 2020 and 2019 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and the period from July 11, 2019 (inception) through December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for TPG Pace’s restatement of its financial statements as described in the Explanatory Note to TPG Pace’s Form 10-K/A, filed with the SEC on May 14, 2021, which resulted from disclosure controls and procedures that were not effective as of December 31, 2020.
During the period from July 11, 2019 (inception) through December 31, 2020, and the subsequent interim period through September 20, 2021, there were no: (i) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act, except that KPMG advised TPG Pace of the following material weakness: a deficiency in TPG Pace’s internal control over financial reporting existed relating to the accounting treatment for complex financial instruments, which resulted in errors in its accounting for its warrants, Class A ordinary shares, and stock-based compensation as of and for the year ended December 31, 2020. Management of TPG Pace concluded that as of August 11, 2021, the material weakness had successfully been remediated.
During the period from July 11, 2019 (inception) to December 31, 2019 and the year ended December 31, 2020, and the subsequent interim period through September 20, 2021, TPG Pace did not consult PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on TPG Pace’s financial statements, and no written report or oral advice was provided to TPG Pace by PwC that PwC concluded was an important factor considered by TPG Pace in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
The Company provided KPMG with a copy of the disclosures made by the Company in the Form 8-K filed by the Company on September 24, 2021, and KPMG subsequently furnished the Company with a letter addressed to the SEC stating whether it agreed with the statements made by the Company, which was filed as Exhibit 16.1 to such Current Report on Form 8-K.

Nerdy incurred the following fees from PwC and KPMG, our independent registered public accounting firms, for the audit of the consolidated financial statements and for other services for the years ended December 31, 2021 and 2020.

	2021 PwC	2020 PwC	2020 KPMG
Audit fees(1)	$4,015,000	$490,000	$105,000
Audit-related fees(2)	—	—	185,914
Tax fees(3)	—	—	—
All other fees(4)	2,700	1,800	—
(1)Audit fees consist of fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the independent registered accounting firm in order for them to be able to form an opinion on our consolidated financial statements. For the PwC fees incurred during the years ended December 31, 2021 and 2020, the amounts include fees to cover services normally provided by the independent registered accounting firm in connection with the Reverse Recapitalization, and such fees were incurred by Live Learning Technologies LLC.
(2)Audit-related fees consist of fees for assurance and related services that traditionally are performed by independent registered accounting firm that are reasonably related to the performance of the audit or review of the financial statements. Audit-related fees in the above table include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.
(3)Tax fees would consist of fees for all professional services performed by professional staff in our independent registered accounting firm’s tax division, except those services that would relate to the audit of our financial statements. These would include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.
(4)All other fees include any fees for services rendered which are not included in any of the above categories. The other fees consist of licensing fees paid for accounting research software.
Audit Committee Pre-approval Policy and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee, or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The audit committee has also given authority to the audit committee chairperson to pre-approve certain services as necessary from time to time up to certain thresholds.
During 2021 and 2020, no services were provided to us by PwC and KPMG other than in accordance with the pre-approval policies and procedures described above.
Vote Required and Board of Directors’ Recommendation
The approval of Proposal No. 3 requires that a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.
The Board of Directors recommends voting “FOR” Proposal No. 3 to ratify the appointment of PricewaterhouseCoopers LLP as Nerdy’s independent registered public accounting firm for the year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE
The audit committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Nerdy’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Nerdy’s independent registered public accounting firm, (3) the performance of Nerdy’s internal audit function, and (4) other matters as set forth in the charter of the audit committee approved by the Board of Directors.
Management is responsible for the preparation of Nerdy’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Nerdy’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Nerdy for the year ended December 31, 2021. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements of Nerdy be included in Nerdy’s Annual Report on Form 10-K for the year ended December 31, 2021, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee of the Board of Directors of Nerdy Inc.

Date: April 5, 2022	Kathleen Philips, Chairperson
Greg Mrva
Christopher (Woody) Marshall

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND CORPORATE GOVERNANCE
Director Nomination Process
Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law, or otherwise to provide third parties with the right to nominate.
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee, and our Board. The qualifications, qualities, and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our Board of Directors are as follows:
•Nominees should have experience at a strategic or policymaking level in a business, government, non-profit, or academic organization of high standing.
•Nominees should be highly accomplished in his or her respective field, with superior credentials and recognition.
•Nominees should be well regarded in the community and shall have a long-term reputation for the high ethical and moral standards.
•Nominees should have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve.
•To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.
•Nerdy is committed to fair treatment and equality of opportunity, building a culture of diversity and inclusion, and proactively addressing equality in all aspects of its business, including the selection of directors for its Board.
In addition, every nominee must have sufficient time and availability to devote to Nerdy’s affairs, a reputation for high ethical and moral standards, an understanding of the fiduciary responsibilities assumed by public company directors, and a demonstrated commitment to our values of ownership, determination, collaboration, and learning.
In building our Board, we also believe that the following skills and experiences, while not exhaustive, are helpful in ensuring that our directors collectively possess the skills and backgrounds necessary for us to execute on our strategic plans and to exercise the Board’s oversight responsibilities on behalf of our shareholders. Skills and experiences shown below are generally reflective of the individual having worked in the area, rather than experience obtained as a director in the relevant field.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder proposals should be addressed to Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105, Attention: Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis in accordance with our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.
Diversity in Board Membership
As noted above, our nominating and corporate governance committee is committed to fair treatment and equality of opportunity, building a culture of diversity and inclusion, and proactively addressing equality in the selection of directors for our board. Thus, the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow our board to promote our strategic objectives and fulfill its responsibilities to our stockholders, and considers diversity of gender, race, national origin, education, professional experience, and differences in viewpoints and skills when evaluating proposed director candidates.

Director Independence
Applicable rules of The New York Stock Exchange, or NYSE, require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable NYSE rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our Board of Directors has determined that all members of the Board of Directors, except Mr. Cohn, are independent directors, including for purposes of the rules of NYSE and the SEC. In making such independence determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our Common Stock. There are no family relationships among any of our directors or executive officers. Mr. Cohn is not an independent director under these rules because he is an executive officer of Nerdy.
Board Committees
Our Board of Directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a charter that satisfies the applicable standards of the SEC and NYSE. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, and nominating and corporate governance committee is posted on the corporate governance section of our website, https://investors.nerdy.com/governance/governance-documents/.
Audit Committee
The members of our audit committee are Kathleen Philips, Greg Mrva, and Woody Marshall with Kathleen Philips serving as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes. Each member of the audit committee meets the financial literacy requirements of the NYSE and Kathleen Philips qualifies as an “audit committee financial expert” as defined in applicable SEC rule. During the year ended December 31, 2021, the audit committee met one time. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•selecting a lead audit engagement partner;
•pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•reviewing quarterly earnings releases.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Compensation Committee
Our compensation committee consists of three members of the Nerdy Inc. Board, all of which are independent directors. The current members of the compensation committee are Woody Marshall, Erik Blachford, and Catherine Beaudoin with Woody Marshall serving as the chairperson of the compensation committee. During the year ended December 31, 2021, the compensation committee met one time. The compensation committee’s responsibilities include:
•annually reviewing and recommending to the Board of Directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the Board of Directors the cash compensation of our Chief Executive Officer and (ii) recommending grants and awards to our Chief Executive Officer under equity-based plans;
•reviewing and approving the cash compensation and grants and awards under equity-based plans to our other executive officers;
•reviewing and establishing our overall management compensation, philosophy, and policy;
•overseeing and administering our compensation and similar plans;
•evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE rules;
•reviewing and approving our policies and procedures for the grant of equity-based awards;
•reviewing and recommending to the Board of Directors the compensation of our directors;
•preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and
•reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of three members of the Nerdy Inc. Board, all of which are independent directors. The current members of the nominating and corporate governance committee are Catherine Beaudoin, Erik Blachford, and Kathleen Philips with Catherine Beaudoin serving as the chairperson of the nominating and corporate governance committee. During the year ended December 31, 2021, the nominating and corporate governance committee did not meet. The nominating and corporate governance committee’s responsibilities include:
•developing and recommending to the Board of Directors’ criteria for board and committee membership;
•establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•identifying individuals qualified to become members of the Board of Directors;
•recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;
•developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines; and
•overseeing the evaluation of our Board of Directors and management.
The Board of Directors has delegated to the nominating and corporate governance committee the responsibility of identifying prospective candidates for board of director membership and recommending such candidates to the Board of Directors. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Proposals.” The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Proposals.”
Identifying and Evaluating Director Nominees. Our Board of Directors is responsible for filling vacancies on our Board of Directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Board of Directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.
Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee.
The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board of Directors’ approval to fill a vacancy or as director nominees for election to the Board of Directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.
Minimum Qualifications. Our nominating and corporate governance committee and our Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our Board of Directors’ priority in selecting board members is the identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, and professional and personal experiences and expertise relevant to our growth strategy. We have no formal policy regarding board diversity. However, the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow our board to promote our strategic objectives and fulfill its responsibilities to our stockholders, and our board considers diversity of gender, race, national origin, education, professional experience, and differences in viewpoints and skills when evaluating proposed director candidates.
Board and Committee Meetings Attendance
Following the completion of the Reverse Recapitalization on September 20, 2021, the full Board of Directors met one time during 2021. During 2021, each member of the Board of Directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which such persons served (during the periods that such persons served).
Director Attendance at Annual Meeting of Stockholders
Directors are responsible for attending the annual meeting of stockholders to the extent practicable. This is the first annual meeting of stockholders held by Nerdy.

Policy on Trading, Pledging, and Hedging of Company Stock
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Nerdy securities. Our insider trading policy expressly prohibits short sales, purchases or sales of puts or calls, and other derivative transactions of our stock, including any transaction that provides the economic equivalent of ownership, by our executive officers, directors, and certain designated employees, consultants, and contractors. Our insider trading policy also prohibits using our securities as collateral in a margin account and pledging our securities as collateral for a loan (or modifying an existing pledge).
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at https://investors.nerdy.com/governance/governance-documents/. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Board Leadership Structure and Board’s Role in Risk Oversight
Board Leadership Structure
The Board does not have a specific policy on whether the Chairman should be a non-employee director or if the Chairman and Chief Executive Officer positions should be separate. However, the non-employee directors are the sole members of the audit committee, compensation committee, and nominating and governance committee, each of which oversee critical matters of the Company such as the integrity of our financial statements, the compensation of executive management, the nomination and evaluation of directors, and the development and implementation of our corporate governance policies and structures. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.
Risk Oversight
Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction, and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communication with the Directors of Nerdy
Any interested party with concerns about our Company may report such concerns to the Board of Directors or the Chairman of our Board of Directors and nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:
c/o Nerdy Inc.
101 S. Hanley Rd., Suite 300
St. Louis, Missouri 63105
United States
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to Nerdy’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with Nerdy’s legal counsel, with independent advisors, with non-management directors, or with Nerdy’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by Nerdy regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls, or auditing matters.
DIRECTOR COMPENSATION
The table below shows all compensation paid to each individual who served as a non-employee member of our Board of Directors during 2021 for their services as directors in 2021, other than Mr. Cohn. Amounts paid to Mr. Cohn are presented below in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Catherine Beaudoin	—	243,194	—	243,194
Erik Blachford	—	238,884	—	238,884
Rob Hutter	—	227,802	—	227,802
Christopher (Woody) Marshall	—	252,429	—	252,429
Greg Mrva(3)	—	—	—	—
Kathleen Philips	—	521,310	—	521,310
(1)The amounts reported represent the aggregate grant date fair value of the stock options awarded to the non-employee directors in the year ended December 31, 2021, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation - Stock Compensation (Topic 718).” Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 18 to our audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value actually received by the non-employee directors or that may be received by the non-employee directors upon the exercise of the stock options or any sale of the underlying shares of Class A Common Stock.
(2)The amounts granted to directors for the year ended December 31, 2021 assumed a $10 per share stock price.
(3)For the year ended December 31, 2021, Mr. Mrva declined his Nerdy director grant.
(4)For the year ended December 31, 2021, Ms. Philips received an initial, one-time equity award as a result of being named a director during the year.

The following table presents information regarding all outstanding equity awards held by each of our non-employee director on December 31, 2021.

	Option Awards		Stock Awards
Directors	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares or Units of Stock that have not Vested (#)(1)
Catherine Beaudoin	—	39,500	99,767
Erik Blachford	—	38,800	107,168
Rob Hutter	—	37,000	—
Christopher (Woody) Marshall	—	41,000	—
Greg Mrva(2)	—	—	—
Kathleen Philips	—	84,800	—
(1)As of December 31, 2021, unvested restricted stock awards (“RSAs”) of Nerdy Inc., which corresponds to the same number of unvested shares of Class B Common Stock of Nerdy.
(2)For the year ended December 31, 2021, Mr. Mrva declined his Nerdy director grant.
Non-Employee Director Compensation
Under our director compensation program, we pay our non-employee directors an annual retainer for service on the Board of Directors and for service on each committee on which the director is a member. The chair of each committee receives a higher retainer for such service. The fees earned by non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member are as follows:

Annual Retainer
Board of Directors:
All non-employee directors	$35,000
Audit Committee:
Members	8,000
Chair	20,000
Compensation Committee:
Members	5,000
Chair	12,000
Nominating and Corporate Governance Committee:
Members	4,000
Chair	7,500
We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board of Directors and committee meetings.
In addition, each new non-employee director elected to our Board of Directors will be granted an initial, one-time equity award with a value of $300,000, which shall vest in three equal installments on the first, second and third anniversary of the grant date; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. On the date of each annual meeting of stockholders of Nerdy, each non-employee director will receive an annual equity award with a value of $150,000, which shall vest on the earlier of the one-year anniversary of the grant date and Nerdy’s next annual meeting of stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

In 2021, all of our directors, except Mr. Mrva who declined his grant in 2021, elected to receive the full value of their compensation in the form of stock options.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2021, our compensation committee was comprised of Christopher (Woody) Marshall, Erik Blachford, and Catherine Beaudoin. None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.
Equity Compensation Plans Information
The following table sets forth information regarding our equity compensation plans as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders	31,749,760	4.98	5,958,595
Equity compensation plans not approved by stockholders	—		—
Total	31,749,760		5,958,595
(1)Weighted average exercise price of outstanding options and stock appreciation rights.
(2)These shares of Class A Common Stock are issuable under the Equity Incentive Plan.
EXECUTIVE COMPENSATION
In September 2021, in connection with the Reverse Recapitalization, the Board of Directors, in consultation with our independent compensation consultant, Compensia, reviewed and evaluated the appropriate compensation for Nerdy’s NEOs and management, including Charles Cohn, our Founder, Chairman, and Chief Executive Officer.
Executive Compensation Principles
The Board’s compensation philosophy is founded on three key principles:
•Pay-for-Performance. A significant portion of the NEO’s compensation is “at-risk,” aligned with company performance being directly linked to our financial and operational results, as reflected in our stock price performance over time. This is especially true for Mr. Cohn, who, after the Reverse Recapitalization, receives only a nominal annual salary of $1 each year. In the spirit of aligning compensation with Company performance, the Company generally does not have an annual short-term cash incentive program for its executives and full-time employees, except for the sales organization. The Company focuses on long-term equity grants, rather than cash compensation, in order to drive long-term value creation.
•Competitiveness and Retention. The Company’s executive compensation philosophy is shaped by a strong belief that competitiveness of pay combined with a long-term, performance-based orientation will drive our success and returns for our stockholders. The objective of our executive compensation program is to motivate, reward, attract, and retain the most talented personnel who embody our mission and demonstrate our leadership principles in order to increase the competitiveness of our organization while simultaneously incentivizing those individuals to work diligently to further our growth and long-term profitability. We do this by designing programs that link executive compensation to overall company performance and the interests of our stockholders.
•Long-Term Alignment. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our executive officers and management for long-term corporate performance based on the value of our Class A Common Stock and, thereby, to align their interests with the interests of our stockholders. Moreover, the multi-year vesting nature of the long-term equity incentive awards encourages high levels of performance to achieve meaningful value creation, while not rewarding short-term gains potentially obtained through inappropriate risk-taking.
Compensation Consultant
To gain a perspective on external pay levels, emerging practices, and regulatory changes, the compensation committee of the Board has engaged an outside executive compensation consultant to provide benchmark and survey information and advise the compensation committee as it conducts its review of our executive and director compensation programs. In 2021, our compensation committee selected Compensia as it's consultant and tasked Compensia with gathering market competitive data, reviewing compensation plan design alternatives, and advising the compensation committee on director and executive compensation trends and best practices. The compensation consultant reports to, and is directed by, the compensation committee, which has sole authority to retain or terminate compensation advisers. The compensation committee reviewed information regarding the independence and potential conflicts of interest of Compensia taking into account, among other things, the factors set forth in the NYSE listing standards. Based on this review, the compensation committee concluded that the engagement of Compensia did not raise any conflict. Other than services provided for the compensation committee, the compensation consultant did not provide additional services to the Company in 2021.
Our NEOs for the year ended December 31, 2021, include our chief executive officer, our president and chief operating officer, and our chief product officer:
•Charles Cohn, our chief executive officer;
•Ian Clarkson, our president and chief operating officer; and
•Heidi Robinson, our chief product officer.
Summary Compensation Table
The following table presents the compensation awarded to, earned by or paid to each of our NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles Cohn, Chief Executive Officer	2021	197,582	—	46,877,000	—	198,525(4)	47,273,107
	2020	270,375	—	—	—	2,352	272,727
Ian Clarkson, President and Chief Operating Officer	2021	551,848	—	6,233,572	16,592,028	5,270	23,382,718
	2020	547,289	25,000	—	—	4,222	576,511
Heidi Robinson, Chief Product Officer	2021	374,710	—	4,137,462	56,296	4,724	4,573,192
	2020	369,829	25,000	—	188,370	1,978	585,177
(1)The amounts reported for 2020 represent a discretionary cash bonus paid to certain employees to reflect our performance in 2020.
(2)The amounts reported represent the aggregate grant date fair value of stock options, restricted stock units, and warrants awarded to the NEOs in 2021 and profits units awarded to the NEOs in 2020, as applicable, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value are set forth in Note 18 to our audited consolidated financial statements for the year ended December 31, 2021. These amounts do not correspond to the actual value that may be recognized by the NEOs upon vesting or exercise of the applicable awards. See the below section titled “Founder, Chairman, and CEO Compensation” for additional information related to Mr. Cohn’s equity-based award.
(3)The amounts reported represent matching contributions under the Company’s 401(k) plan except as otherwise noted.
(4)The amounts reported represent $3,328 of matching contributions under the Company’s 401(k) plan, $70,197 of payments of legal fees related to Mr. Cohn’s employment, and $125,000 of payments to the Federal Trade Commission under the Hart-Scott-Rodino Act.
Narrative to Summary Compensation Table
Our Board of Directors and compensation committee review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long-term results that are in the best interests of our stockholders, and a long-term commitment to our Company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our compensation committee discharges our Board of Directors’ responsibilities relating to compensation of our directors and executives, oversees our Company’s overall compensation structure, policies and programs, and reviews our processes and procedures for the consideration and determination of director and executive compensation. Our compensation committee typically reviews and approves grants and awards under equity-based plans for all service providers, including our executive officers.
Annual Base Salary
Each of our other NEOs’ base salary is a fixed component of annual compensation for performing specific duties and functions and has been established by our Board of Directors taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our NEOs are reviewed annually by our compensation committee, typically in connection with our annual performance review process, and adjusted from time to time, based on the recommendation of the compensation committee, to realign salaries with market levels after considering individual responsibilities, performance, and experience.
Cash Bonus
We do not have a formal cash incentive plan, but may provide discretionary cash bonuses to reward performance. We awarded Mr. Clarkson and Ms. Robinson each a cash bonus to recognize their extraordinary performance in 2020.
Long-term Equity Incentives
Our equity grant program is intended to align the interests of our NEOs with those of our stockholders and to motivate them to make important contributions to our performance. In addition, to the Founder Performance Award described below, we granted awards to our NEOs in 2021, as described in the “Outstanding Equity Awards at 2021 Year End Table.”
Founder, Chairman, and CEO Compensation
Consistent with the compensation philosophy outlined above, it was important to the board that the CEO’s compensation adequately incentivize Mr. Cohn’s continued service to and employment with the Company while also aligning his financial incentives with those of the Company’s stockholders. The Board considered it critical to retain Mr. Cohn given his deep expertise and knowledge of the Company as its Founder, and also in light of his leadership and execution on behalf of the Company since its inception. Mr. Cohn led the Company from its start over 15 years ago while he was in University, through its transformation from an offline, labor-intensive, in-person tutoring business to a company that has developed a scalable, online, multi-product learning platform with annual revenues of approximately $141 million, representing 35% growth in 2021. The Company’s success and growth to date are a direct result of Mr. Cohn’s vision and leadership. The Board’s intent in developing Mr. Cohn’s compensation package was to provide him with sufficient financial incentives to remain committed to the Company’s success in a manner that would be retentive in the highly competitive technology sector.
At-Risk Compensation with Nominal Cash Contribution
The members of our Board ultimately determined to make nearly 100% of Mr. Cohn’s direct compensation opportunity “at-risk” in the form of long-term equity incentive compensation, awarding Mr. Cohn an annual salary of only $1 with no short-term cash incentive opportunity. Under this approach, and based on the considerations described above, the independent directors granted him a long-term, multi-year performance-based award (the “Founder Performance Award”), providing Mr. Cohn with the opportunity to earn up to 9,258,298 shares of our Class A Common Stock over a seven-year period from the date of the Reverse Recapitalization.
The Founder Performance Award was designed such that it would be earned, if at all, in the event the price of our Class A Common Stock attained stock price hurdles that were significantly in excess of the Company’s valuation at the time that the award was granted, subject to Mr. Cohn’s continued service to the Company.
Founder Performance Award Requires Achievement of Significant Performance Hurdles
The Founder Performance Award is earned and vests over a 7-year service-based period, only when the Company achieves substantial stock price performance targets. Specifically, the award only begins vesting after the Company achieves approximately 60% stock price growth from the Company’s initial trading price as a public company in September 2021, and would not fully vest until the Company realizes approximately 275% stock price growth from the same stock price. At the Company’s more recent stock price, the award will not begin to vest until the Company realizes approximately 300% stock price growth, with full vesting requiring over 800% stock price growth over the seven-year period.
Our Board of Directors believed at the time of grant of the Founder Performance Award that the stock price targets represented challenging hurdles and, if achieved, would result in a significant return to our stockholders in excess of market norms for comparable technology companies. In fact, the Company’s market capitalization would grow from approximately $800 million to in excess of $6.5 billion if the highest hurdle is achieved.

The members of our Board believed that the Founder Performance Award was appropriately designed to further the long-term interests of the Company and its stockholders by deferring the realization of meaningful value until the Company, under Mr. Cohn’s leadership, delivers sustained and significant high-performance levels as described in more detail below. The size of the Founder Performance Award was determined after consideration of similar equity awards to CEO/founders of privately held and publicly traded technology companies, including those with founder CEOs with significant fully vested equity holdings such as Mr. Cohn. Our Board also considered Mr. Cohn’s outstanding leadership since the inception of the Company in 2007 and his expected future contributions to us, the comparatively modest level of cash compensation he had received from us over almost nine years of service, and the fact that he had never before been granted any equity awards by the Company.
We believe the Founder Performance Award will provide an additional level of meaningful alignment between Mr. Cohn and our stockholders, as the Founder Performance Award will only become eligible to vest if the Company achieves stock price targets over a seven-year period following the grant date that would result in returns to our stockholders that significantly exceed those applicable to our peer companies and the equity markets generally.
The Founder Performance Award is eligible to vest based on our stock price performance over a performance period beginning on the effective date of the Reverse Recapitalization and ending on the seventh anniversary thereof. The award is divided into seven tranches that are eligible to vest based on the achievement of stock price targets (each referred to as a “Stock Price Hurdle”) measured based on the average closing market price on the New York Stock Exchange (or such other market on which the Company’s Class A Common Stock is then principally listed) of one share of the Company’s Class A Common Stock over a consecutive 90 calendar-day period as set forth in the table below.
Any portion of the Founder Performance Award that has not been earned by the seventh anniversary of the grant date will be forfeited. In addition to the performance and vesting conditions described above, the Founder Performance Award requires that Mr. Cohn retain and hold any shares vested (net of amounts sold to satisfy tax obligations) for a period of at least 24 months from the vesting date.
In the event of a termination of Mr. Cohn’s employment by the Company without cause or for good reason (as defined in the applicable award agreement), or for death or disability, Mr. Cohn (or his estate, as applicable) will retain that portion of the award which has been earned as of his termination, and all unearned awards will remain outstanding, eligible to vest upon the achievement of any Stock Price Hurdle that occurs upon the earlier of the termination date of the agreement or the twenty-four month anniversary following such termination.
Mr. Cohn’s Founder Performance Award was negotiated prior to the business combination agreement with TPG Pace, and subsequently included in the omnibus Board approval on September 20, 2021. Mr. Cohn retained his own external counsel in support of the related Founder Performance Award negotiations.

Outstanding Equity Awards at 2021 Year End Table
The following table presents information regarding all outstanding equity awards held by each of our NEOs on December 31, 2021.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units, or Other Rights that have not Vested ($)(1)
Charles Cohn, Chief Executive Officer	—	—	—	—	—	—	9,258,298(10)	41,662,341
Ian Clarkson, President and Chief Operating Officer	—	2,600,000(3)	11.20	9/20/2031	48,223(4)	217,004	—	—
	98,161(2)	—	11.50	9/20/2026	487,063(5)	2,191,784	—	—
	—	—	—	—	397,813(5)	1,790,159	—	—
	—	—	—	—	—	—	841,680(11)	3,787,560
Heidi Robinson, Chief Product Officer	26,063(2)	—	11.50	9/20/2026	6,705(6)	30,173	—	—
	—	—	—	—	80,516(7)	362,322	—	—
	—	—	—	—	86,353(8)	388,589	—	—
	—	—	—	—	144,589(9)	650,651	—	—
	—	—	—	—	—	—	400,000(12)	1,800,000
	—	—	—	—	—	—	258,979(13)	1,165,406
(1)The market value of restricted stock units (“RSUs”) and RSAs that have not vested is based on the number of unvested RSUs and RSAs outstanding multiplied by $4.50, which was the closing price of our Class A Common Stock on the New York Stock Exchange on December 31, 2021.
(2)Stock warrants to purchase one share of Class B Common Stock at an exercise price of $11.50 per share.
(3)Non-qualified stock options. 472,732 non-qualified stock options are exercisable on August 15, 2022. The remaining 2,127,268 non-qualified stock options exercisable in equal monthly installments beginning on September 14, 2022 and ending February 15, 2027.
(4)Restricted stock awards that vest in equal monthly installments through March 12, 2022.
(5)Restricted stock awards that vest in equal installments on July 5, 2022, 2023, and 2024.
(6)Restricted stock awards that vest in equal monthly installments through February 28, 2022.
(7)Restricted stock awards that vest in equal monthly installments through April 26, 2023.
(8)Restricted stock awards that vest in equal quarterly installments through July 26, 2024.
(9)Restricted stock awards that vest in equal monthly installments through June 12, 2024
(10)Represents performance RSUs, which shall vest in seven equal tranches upon us achieving each of seven share price target milestones that occur at $18.00, $22.00, $26.00, $30.00, $34.00, $38.00, and $42.00 per share, measured based on the average of our stock price over a consecutive 90 calendar-day period during the performance period. Any unvested RSUs shall expire on September 20, 2028. See the above section titled “Founder, Chairman, and CEO Compensation” for additional information related to Mr. Cohn’s equity-based award.
(11)Restricted stock units. 153,033 restricted stock units vest on February 15, 2023. The remaining 688,647 restricted stock units vest in equal monthly installments beginning on March 15, 2023 and ending August 15, 2027.
(12)Restricted stock units. 40,000 restricted stock units vest on February 15, 2022. 20,000 restricted stock units vest on May 15, 2022 and August 15, 2022. 100,000 restricted stock units vest in equal quarterly installments beginning on November 15, 2022 and ending August 15, 2023. 220,000 restricted stock vest in equal quarterly installments beginning on November 15, 2023 and ending August 15, 2025.
(13)Restricted stock units. 51,796 restricted stock units vest in equal quarterly installments beginning on May 15, 2022 and ending February 15, 2023. 64,748 restricted stock units vest in equal quarterly installments beginning on May 15, 2023 and ending February 15, 2024. 142,435 restricted stock units vest in equal quarterly installments beginning on May 15, 2024 and ending February 15, 2026.

Arrangements with our NEOs
We have entered into executive services agreements (each, an “Executive Agreement”) with each of our NEOs, other than Mr. Cohn. Each Executive Agreement sets forth the terms and conditions of the executive officer’s relationship, including their entitlement to base compensation and other benefits. In the event we terminate the Executive Agreement without cause (as defined in the Executive Agreement) or they resign for good reason (as defined in the Executive Agreement), subject to their execution of a departure agreement that includes a general release of claims, they will be entitled to severance equal to three months’ base compensation. In addition, if the Executive Agreement is terminated without cause on or within 12 months of a change in control (as defined in the Executive Agreement), then 50% of the executive officer’s then outstanding and unvested equity awards will accelerate for vesting and exercisability.
Other agreements
We have also entered into employee confidentiality, inventions, non-solicitation, and non-competition agreements with each of our NEOs as part of the Executive Agreements. Under such agreements, each NEO has agreed (1) not to compete with us during the term of the Executive Agreement and for a period of 18 months after the termination of such Executive Agreement, (2) not to solicit our employees, executives, and contractors during the term of the Executive Agreement and for 18 after the termination of Executive Agreement, (3) to protect our confidential and proprietary information, and (4) to assign to us related intellectual property developed during the the term of the Executive Agreement.
Additional Narrative Disclosure
401(k) Savings Plan. We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Live Learning Technologies SR 401(k) Plan (the “401(k) Plan”), eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, we are permitted to make discretionary matching contributions equal to a uniform percentage of the individual’s salary deferrals. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.
Benefits. All of our full-time employees, including our NEOs, are eligible to participate in our benefit plans, including medical, dental, vision, group life, and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other participants. We also maintain a 401(k) plan for the benefit of our eligible participants, including the NEOs.
Compensation Risk Assessment
We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our compensation philosophy. In line with this philosophy, we do not provide guaranteed bonuses to the above NEOs, and any potential bonuses to the NEOs would only be awarded upon approval of the compensation committee (or in the case of our CEO, the board) based upon satisfactorily meeting goals set by the Board of Directors. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Rule 10b5-1 Sales Plans
Our policy governing transactions in our securities by directors, officers, members, and employees permits our officers, directors, and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this proxy statement and the transactions described below, since January 1, 2021, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Agreements with our stockholders
Stockholders’ Agreement
Nerdy is party to a stockholders agreement for Nerdy LLC, dated as of January 28 2021, pursuant to which certain holders of Nerdy’s equity interests, including entities affiliated with Charles Cohn, TPG Pace, TCV, and Learn Capital, have agreed to vote their equity interests on certain matters as more fully described in the stockholders agreement, including with respect to the election of directors.
Registration Rights Agreement
Nerdy is party to a Registration Rights Agreement, dated as of December 31, 2018, which provides, among other things, that certain holders of Nerdy’s equity, including entities affiliated with Learn Capital and TCV, have the right to demand that Nerdy files a registration statement or request that their equity interests be covered by a registration statement that Nerdy is otherwise filing. Christopher (Woody) Marshall and Rob Hutter, members of Nerdy’s board of managers, are affiliated with TCV and Learn Capital, respectively. Such Registration Statement on Form S-1 was filed with the SEC on October 15, 2021 and declared effective by the SEC on October 22, 2021. In addition, pursuant to the Registration Rights Agreement, the Cohn Entities have certain “piggyback” registration rights in the event that Nerdy files a registration statement. Charles Cohn, a member of Nerdy’s board of managers and our Chief Executive Officer, is affiliated with the Cohn Entities.
Limitation of Liability and Indemnification of Officers and Directors
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.
Our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our key members and employees, in addition to the indemnification provided for in our restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers, and key members and employees for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key members and employees for the defense of any action for which indemnification is required or permitted.
PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our Common Stock as of February 14, 2022, by:
•each of our directors;
•each of our NEOs;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our Common Stock.
The column entitled “% of Total Voting Power” is based on a total of 158,095,493 shares of our Common Stock outstanding as of February 14, 2022, plus the number of shares which could be acquired upon warrants or stock awards that are exercised or vest within 60 days of February 14, 2022 (8,867,090 shares), by all directors, NEOs, and beneficial owners of more than 5% or more of our Common Stock.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire such securities within 60 days, including options, restricted stock units and warrants that are currently exercisable or exercisable within 60 days. Shares of our Common Stock subject to securities that are currently exercisable or exercisable within 60 days of February 14, 2022, are considered outstanding and beneficially owned by the person holding the securities for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.
Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting Common Stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105.

Name and Address of Beneficial Owners	Number of shares of Class A Common Stock	Number of shares of Class B Common Stock(1)	% of Total Voting Power (2)
Directors and Named Executive Officers:
Charles Cohn (3)	—	42,135,365	25.2%
Ian Clarkson	—	3,978,763	2.4%
Heidi Robinson	40,000	1,173,169	*
Jason Pello	206,584	—	*
Chris Swenson	35,000	821,151	*
Catherine Beaudoin	—	48,458	*
Erik Blachford	—	473,778	*
Rob Hutter	—	—	—
Christopher (Woody) Marshall	—	—	—
Greg Mrva	150,000	—	*
Kathleen Philips	70,000	—	*
All directors and officers as a group (9 individuals)	501,584	48,630,684	29.4%

Five Percent Holders:
Entities affiliated with TCV (4)	4,153,956	17,496,869	13.0%
TPG Pace Tech Opportunities Sponsor, Series LLC (5)	16,612,139	—	9.9%
Light Street Capital Management, LLC (6)	11,256,202	—	6.7%
Entities affiliated with Learn Capital (7)	8,892,385	1,281,539	6.1%

*    Represents beneficial ownership of less than one percent.

(1)
Each share of Class B Common Stock entitles the holder thereof to one vote per share. Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Nerdy LLC, the units of Nerdy LLC, together with an equal number of shares of Class B Common Stock, are exchangeable for either cash or shares of Class A Common Stock on a one-for-one basis from and after the six-month anniversary of the closing of the Reverse Recapitalization, subject to earlier termination upon the occurrence of certain events.

(2)	Represents percentage of voting power of the holders of Class A Common Stock and Class B Common Stock of the Company voting together as a single class.
(3)	Consists of Class B Common Stock and warrants to purchase one share of Class B Common Stock held by (i) Charles K. Cohn VT Trust U/A/D May 26, 2017 and (ii) Cohn Investments, LLC. Mr. Cohn is the beneficial owner of the Charles K. Cohn VT Trust U/A/D May 26, 2017 and the sole managing member of Cohn Investments, LLC.
(4)
Based solely on a Schedule 13D filed with the SEC on September 30, 2021, consists of shares of Common Stock held by (i) TCV VIII (A), L.P. (“TCV VIII (A)”), and (ii) TCV VIII VT Master, L.P. (“TCV Master Fund”). The general partner of TCV Master Fund is TCV VIII VT Master GP, LLC (“Master GP”). The managing member of Master GP is TCV VIII, L.P. (“TCV VIII”). The direct general partner of TCV VIII and TCV VIII (A) is Technology Crossover Management VIII, L.P. (“TCM VIII”). The general partner of TCM VIII is Technology Crossover Management VIII, Ltd. (“Management VIII”). Each of TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV VIII (A). Each of Master GP, TCV VIII, TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV Master Fund. Each of Master GP, TCV VIII, TCM VIII and Management VIII disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 250 Middlefield Road, Menlo Park, CA 94025.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2022. The managing member of TPG Pace Tech Opportunities Sponsor, Series LLC is TPG Pace Governance, LLC, a Cayman Islands limited liability company, which is controlled by David Bonderman, James G. Coulter, and Karl Peterson. Messrs. Bonderman, Coulter, and Peterson may therefore be deemed to beneficially own the shares held by TPG Pace Tech Opportunities Sponsor, Series LLC. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the shares held by TPG Pace Tech Opportunities Sponsor, Series LLC except to the extent of their pecuniary interest therein. The address of each of the entities and individuals in this footnote is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, consists of shares of Class A Common Stock held by Light Street Capital Management, LLC, a Cayman Islands limited liability company (“LSCM”). LSCM serves as the general partner to Light Street Mercury Master Fund, L.P., a Cayman Islands limited liability company (“Mercury”), and, in such capacity, exercises voting and investment power over Shares of Class A Common Stock held by Mercury. Glen Thomas Kacher is the Chief Investment Officer of LSCM and may be deemed to have shared voting control and investment discretion over securities owned by LSCM. The mailing address for LSCM is 525 University Avenue, Suite 300, Palo Alto, CA 94301.

(7)
Based solely on a Schedule 13G filed with the SEC on February 14, 2022, consists of shares of Common Stock held by (i) Learn Capital Special Opportunities Fund X, L.P. (“LC Fund X”), (ii) Learn Capital Special Opportunities Fund XI, L.P. (“LC Fund XI”), (iii) Learn Capital Special Opportunities Fund XII, L.P. (“LC Fund XII”), (iv) Learn Capital Special Opportunities Fund XIII, L.P. (“LC Fund XIII”), (v) Learn Capital Special Opportunities Fund XIV, L.P. (“LC Fund XIV”), (vi) Learn Capital Special Opportunities Fund XV, L.P. (“LC Fund XV”), and (vii) Learn Capital Special Opportunities Fund XVI, L.P. (“LC Fund XVI” and together with, LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII and LC Fund XIV and LC Fund XV, the “Learn Capital Funds”). The general partners for LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII, LC Fund XIV, LC Fund XV, and LC Fund XVI are Learn Capital Management X, LLC (“Management X”), Learn Capital Management XI, LLC (“Management XI”), Learn Capital Management XII, LLC (“Management XII”), Learn Capital Management XIII, LLC (“Management XIII”), Learn Capital Management XIV, LLC (“Management XIV”), Learn Capital Management XV, LLC (“Management XV”), and Learn Capital Management XVI, LLC (“Management XVI”), respectively. Management X, Management XI, Management XII, Management XIII, Management XIV, Management XV and Management XVI are collectively referred to as the “Management Entities.” Each of the Management Entities may be deemed to beneficially own the shares held by the Learn Capital Funds. Each of the Management Entities disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 600 Congress Avenue, Suite 2800, Austin, Texas, 78701.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our Common Stock to report their initial ownership of the Common Stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2021 by Section 16(a) under the Exchange Act with the exception of: (i) one late Form 4 filing by Mr. Mrva relating to the acquisition of 100,000 shares of Class A Common Stock and 20,000 warrants to purchase Class A Common Stock; (ii) one late Form 4 filing by Mr. Hutter relating to the acquisition of 37,000 stock options; and (iii) one late Form 4 filing by Ms. Philips relating to the acquisition of 65,000 shares of Class A Common Stock, 5,000 warrants to purchase Class A Common Stock, and 84,800 stock options.

GENERAL MATTERS
Householding of Proxy Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105, Attention: Corporate Secretary, telephone: (314) 412-1227. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
Stockholder Proposals
A stockholder who would like to have a proposal considered for inclusion in our 2023 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 6, 2022. However, if the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2022 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105, Attention: Corporate Secretary.
If a stockholder wishes to propose a nomination of persons for election to our Board of Directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. To comply with the universal proxy rules (once effective), a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2023.
The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2023 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 4, 2023, and no later than February 3, 2023. Stockholder proposals and the required notice should be addressed to Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, Missouri 63105, Attention: Corporate Secretary.
Other Matters
Our Board of Directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

Nerdy Inc.

Amendment to 2021 Equity Incentive Plan

(Adopted as of May 4, 2022)

A.    Nerdy Inc., a corporation organized under the laws of the State of Delaware (the “Company”) established the Company’s 2021 Equity Incentive Plan (the “Plan”);

B.    The Plan currently provides for 27,774,924 shares of Class A Common Stock (“Stock”) to be reserved for issuance under the Plan; and

C.    The Company now wishes to amend the Plan to (i) increase the number of shares of Common Stock reserved for issuance under the Plan to an aggregate of 12,500,000 shares and to modify Section 4(a) the Plan to reflect such increase and (ii) on January 1, 2023 and each January 1 thereafter, increase the number of shares of Stock reserved for issuance under the Plan by (a) five percent (5%) of the number of shares of Stock issued and outstanding on a pro forma basis on the immediately preceding December 31 including: (1) all shares of Stock underlying any then-outstanding stock options, stock appreciation rights, restricted stock units, and unvested restricted stock awards and (2) the exchange of all shares of the Company’s Class B common stock, par value $0.0001 per share (including the shares of Class B common stock underlying any stock awards in clause (1)) or (b) such lesser number of shares as determined by our Board.

Now THEREFORE, effective immediately, the Plan is amended as follows:

    1.    The reference to “27,774,924 shares” in Section 4(a) of the Plan is amended to reference “40,274,924 shares.”
2.    The following text is added to the end of Section 4(a) of the Plan: “On January 1, 2023 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) five percent (5%) of the number of shares of Stock issued and outstanding on a pro forma basis on the immediately preceding December 31 including: (A) all shares of Stock underlying any then-outstanding stock options, stock appreciation rights, restricted stock units, and unvested restricted stock awards and (2) the exchange of all shares of the Company’s Class B common stock, par value $0.0001 per share (including the shares of Class B common stock underlying any stock awards in clause (A)) or (ii) such lesser number of shares as determined by our Board. ”
    3.    In all other respects the Plan will remain the same.
In Witness Whereof, the Company has caused this Amendment to the Plan to be executed as of the date first written above:
                    Nerdy Inc.

                    By:
    Charles K. Cohn
    Director and Chief Executive Officer
A-1

nerdy

NERDY INC.
101 S. HANLEY ROAD, SUITE 300
ST. LOUIS, MO 63105

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/03/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NRDY2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/03/2022. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR ALL Class I Directors.

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Charles Cohn 02) Greg Mrva

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000555064_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

NERDY INC.
Annual Meeting of Stockholders
May 4, 2022 2:00 PM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Charles Cohn and Christopher Swenson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NERDY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 02:00 PM, EDT on May 4, 2022, at www.virtualshareholdermeeting.com/NRDY2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000555064_2 R1.0.0.24